Exhibit 99.1

NEWS

Rayont Inc Announces changes to its Board of Directors to strengthen its Corporate Governance in line with Best Practices.

Palo Alto, California, April 25, 2022 (GLOBE NEWSWIRE) — Rayont Inc. (“Rayont” or the “Company”) (OTC PINK: RAYT), an international healthcare company specializing in the manufacturing of alternative medicine products and services across the entire value chain today announces changes to its board of directors.

On February April 19, 2022, Mr Reyad Fezzani resigned as Director of Rayont Inc. On April 20, 2022, Ms Leilani Latimer resigned as Director of Rayont, Inc. “The Board thanks Mr Fezzani and Ms Latimer for their contributions” said Ms Marshini Moodley, President and CEO of Rayont.

The Company appointment of three Independent Directors namely Mr Mark Van Wyk, Ms Thea Dillon and Mr Jason Sunstein.

The Company appointed Ms Dhurata Toli as Executive Director in addition to her current role as Secretary of the Company.

“We welcome our Independent Directors and additional role for Dhurata to Rayont Inc and look forward to capitalizing on their extensive expertise and deep insight to support our strategic priorities and seek ways to further enhance shareholder value. added Marshini Moodley, President and CEO of Rayont Inc.

Mark Van Wyk -Independent Director

Mark is a seasoned business leader and strategist with a diverse 37-year global career across several industry sectors including health and aged care services, community services, environmental, financial and professional services, engineering, infrastructure, mining/resources, construction, manufacturing, building services and agriculture. He holds qualifications from the University of Pretoria (South Africa), Graduate School of Business at the University of Cape Town (South Africa) and De Montfort University in Leicester (United Kingdom). Mark is a Member of the Australian Institute of Company Directors, Fellow of the International Institute of Directors and Managers, a Member of the CEO Institute, a Member of the Advisory Board Centre and is also a Certified CEO and an advisory board-Certified Chair™. He has held senior positions and executive roles in several listed Australian companies. Entrepreneur and founder of eleven SMEs. Board Experience having served as Advisory Board Member, Chairperson, Executive Director, Non-Executive Director, Alternate Director, Company Secretary and Committee Member. His most recent experience includes being a Non-Executive Director of Smiles Inclusive Limited, an Australian dental services provider since July 2021 and Chairman and Executive Director of Paying.Green Holdings, a global profit-for-purpose organisation focused on delivering sustainable environmental solutions to businesses since 2020. Prior to this Mark was Chairman and Executive Director of Medicrew Holdings, an integrated primary health care services provider with a number of medical centres across South East Queensland, Australia from July 2015 to June 2021.

Thea Dillon – Independent Director

Thea has extensive experience within the Remedial Massage & Myotherapy profession having successfully founded and operated several Southeast Queensland, Australia based businesses in the industry over the past 15 years. She is passionate about enriching lives and enhancing health & wellbeing and enjoys passing her wealth of knowledge & expertise to others so that they may thrive personally and professionally.

Thea holds a Diploma of Remedial Massage, Adv Diploma of Myotherapy, an Honors Degree in Exercise Science & Certificate IV in Training & Assessment, and is an accomplished High Performance Sport Therapist, having worked with the Australian Olympic Team on multiple occasions. She was a founding partner of Gold Coast Physio & Sports Health in 2008 and remained an Owner through to 2013 before continuing as a Principal Remedial Massage Therapist through to 2016. She has been the Owner and Principal Therapist of No More Niggles since November 2016 where she provides exceptional remedial and sports massage services.

From December 2018 through January 2021, Thea was a Trainer at Massage Schools of Queensland,Australia, designing and delivering remedial massage & myotherapy training content at post graduate level. From 2019 through 2021, Thea was in the Lead Soft Tissue Therapy role for the Australian Olympic Team in Tokyo. She was also a Practice Manager at No More Knots throughout 2020 and continues to deliver professional development and mentoring sessions across the No More Knots Team.

Jason Sunstein - Independent Director

Jason has extensive entrepreneurial and business experience. He is one the founders, the CFO and a director of International Land Alliance, Inc., a publicly traded company, engaged in residential land development with target properties located primarily in the Baja California Northern region of Mexico since October 2013. Mr. Sunstein brings finance, mergers and acquisitions and general management experience. Since 1989, he has participated in a broad variety of both domestic and international structured investments and financings, ranging from debt and preferred stock to equity and developmental capital across a wide variety of infrastructure and corporate financings. He has been involved in numerous start-ups, turnarounds and public companies. Mr. Sunstein serves as on the Board of Directors of several public and private companies. In December 2014 Mr. Sunstein filed for Chapter 7 bankruptcy, and it was discharged May 2015. He attended San Diego State University where he majored in Finance and has held NASD Series 7 (General Securities Representative) and Series 63 licenses.

Each of our director’s primary qualification to serve as such involves his or her extensive experience with different aspects of the Companies various businesses, including project management, financial and business acumen.

About Rayont Inc.

Rayont, Inc. (RAYT) is a publicly traded company incorporated in Nevada, USA since its inception in 2011. In 2018, the Company repositioned itself to focus on healthcare including the manufacturing, distribution of alternative medicine products and services across the entire value chain.

Longer term, it has also invested in a groundbreaking cancer treatment technology through an exclusive license arrangement for the Sub-Saharan African territories.

Rayont`s purpose is “Making Natural Products to Improve People`s Health”. We do this by investing in early research and development, establishing high quality manufacturing assets for regional distribution, and operating across the alternative medicine value chain.

Our underlying strategy is to grow organically, selectively acquire, scale profitable assets, and improve efficiency through digitalization.

For further information, please visit www.rayont.com

SAFE HARBOR

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Company Contact:

Investor Relations

ir@rayont.com

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Source: Rayont Inc

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